Exhibit 10.1

Agreement and Plan of Merger

among

ATLAS CAPITAL PARTNERS LIMITED

and

GCLMS Acquisition Corporation

and

LifeMap Sciences, Inc.

and

AgeX Therapeutics, Inc.

dated as of

March 6, 2021

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Exhibit A – CA Certificate of Merger

Exhibit B – DE Certificate of Merger

Exhibit C – Form of Letter of Transmittal

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of March 6, 2021, is entered into among Atlas Capital Partners Limited, a British Virgin Islands company limited by shares (“Parent”), GCLMS Acquisition Corporation, a Delaware corporation (“Merger Sub”), LifeMap Sciences, Inc., a California corporation (the “Company”), and AgeX Therapeutics, Inc., a Delaware corporation, in its capacity as Stockholder Representative (“Stockholder Representative” or “AgeX”) with respect to those provisions of this Agreement requiring performance by the Stockholder Representative and, with respect to Articles II, VI, VII and VIII only, in its capacity as the majority shareholder of the Company (the “Majority Shareholder”).

RECITALS

Whereas, the Company is a corporation duly organized and existing under the laws of the State of California and is engaging in the Business (as defined below);

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the respective boards of directors of the Company Parent and Merger Sub have unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company Parent and Merger Sub and their respective stockholders, and (b) approved the Merger upon the terms and subject to the conditions set forth in this Agreement in accordance with the applicable provisions of the General Corporation Law of the State of California, Title 1, Division 1 of the California Corporations Code (the “CCC”) or the Delaware General Corporation Law (the “DGCL”), as applicable;

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS, it is a condition to the obligations of Parent and Merger Sub to close the Merger and other transactions contemplated herein that (a) the Majority Shareholder makes certain covenants and agreements in connection with the Merger, and (b) various conditions to the Merger must be satisfied or waived;

WHEREAS, following the execution of this Agreement, the Company shall seek to obtain, in accordance with Section 152 of the CCC, a written consent of its stockholders approving this Agreement, the Merger and the transactions contemplated hereby in accordance with Section 1201 of the CCC; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this Article I:

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“AgeX Loan Conversion” has the meaning set forth in Section 8.02(f).

“AgeX Loan Payoff Statement” has the meaning set forth in Section 8.02(f).

“AgeX Loan Shares” has the meaning set forth in Section 8.02(f).

“AgeX Repayment” has the meaning set forth in Section 8.02(f).

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means all agreements, documents, instruments and/or certificate to be executed and delivered in connection with transactions contemplated in this Agreement, including without limitation Letter of Transmittal, Certificate of Merger, AgeX Loan Payoff Statement, Dissolution Commencement Confirmation, and Services Termination Agreement.

“Balance Sheet” means the balance sheet of the Company as of December 31, 2020.

“Books and Records” means any stockholder records, books of account, minute books, minutes and other records of all meetings of the Company, business records, financial books and records, legal files and records, personnel records, ledgers, sales accounting records, tax records and related work papers and other documents, books and records of the Company or relating to the business of the Company.

Business” means providing subscription-based research databases and software tools and related products and services for biomedical, gene, and disease research, including, without limitation, development and operation of the GeneCards, MalaCards and GeneCards Suite tool websites (including derivative products and services such as PathCards, GeneLoc, VarElect, GeneAnalytics, GeneALaCart, GenesLikeMe), advertising services and portals, and the licensing of data and access to websites to various organizations directly or indirectly through distributors .

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“Business Properties” has the meaning set forth in Section 6.04.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of California are authorized or required by Law to be closed for business.

“CA Certificate of Merger” has the meaning set forth in Section 2.04.

“CCC” has the meaning set forth in the Recitals.

“Certificate” has the meaning set forth in Section 2.11(a).

“Certificates of Merger” has the meaning set forth in Section 2.04.

“Client” means any Person, that was or is a customer or client of the Company.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning set forth in Section 3.02(b).

“Company Charter Documents” has the meaning set forth in Section 3.03.

“Company Common Stock” means the common stock of the Company.

“Company Capital Stock” means the capital stock of the Company, including Company Common Stock and the preferred stock of the Company.

“Company Intellectual Property” means all Intellectual Property that is owned or held for use by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

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“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company but excluding those owned or operated by the Majority Shareholder and its Affiliates other than the Company.

“Consideration Spreadsheet” has the meaning set forth in Section 2.16(a).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“DE Certificate of Merger” has the meaning set forth in Section 2.04.

“DGCL” has the meaning set forth in the Recitals.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company concurrently with the execution and delivery of this Agreement.

“Dissenting Shares” has the meaning set forth in Section 2.10.

“Dollars or $” means the lawful currency of the United States.

“Effective Time” has the meaning set forth in Section 2.04.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“FIRPTA Statement” has the meaning set forth in Section 7.05.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 3.07(a)(ix).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

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“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than current liabilities to trade creditors arising in the normal course of business), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof but only to the extent owned by the Company or used by the Company; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Israeli Sub” means LifeMap Sciences, Ltd., the wholly-owned subsidiary of the Company.

“Dissolution Commencement Confirmation” has the meaning set forth in Section 8.02(i).

“Knowledge” means, when used with respect to the Company, the actual knowledge of any director or officer of the Company.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

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“Letter of Transmittal” has the meaning set forth in Section 2.11(c).

“Liabilities” has the meaning set forth in Section 3.05.

“Licensed Intellectual Property” means all Intellectual Property in which the Company holds any rights or interests granted by other Persons, including any of its Affiliates.

“Lineage” means Lineage Cell Therapeutics, Inc., formerly known as BioTime, Inc.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Majority Holders” has the meaning set forth in Section 10.01(b).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.03 and Section 5.07; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) any outbreak, worsening or continuance of any epidemic or pandemic, including but not limited to COVID-19; or (viii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Material Contracts” has the meaning set forth in Section 3.07(a).

“Material Customers” has the meaning set forth in Section 3.09(a).

“Material Suppliers” has the meaning set forth in Section 3.09(b).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means $500,000.

“Merger Sub” has the meaning set forth in the preamble.

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“Parent” has the meaning set forth in the preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Platform Agreements” has the meaning set forth in Section 3.08(h).

“Per Share Merger Consideration” means (a) the Merger Consideration, divided by (b) the number of Shares.

“Pro Rata Share” means, with respect to any Stockholder, such Person’s ownership interest in the Company by percentage as of immediately prior to the Effective Time, determined by dividing (a) the number of Shares owned of record by such Person as of immediately prior to the Effective time, by (b) the number of Shares then issued and outstanding.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Requisite Company Vote” has the meaning set forth in Section 3.02(a).

“Research and License Agreement” means the Research and License Agreement, effective as of January 1, 2015, by and between the Company and Yeda Research and Development Company Limited, as amended.

“Service Provider” has the meaning set forth in Section 6.06.

“Services Termination Agreement” has the meaning set forth in Section 8.02(i).

“Shares” has the meaning set forth in Section 2.08(b).

“Statutory Merger Agreement” means the Merger Agreement included in EXHIBIT A to be filed as part of the CA Certificate of Merger.

“Stockholder” means a holder of Company Common Stock.

“Stockholder Notice” has the meaning set forth in Section 5.04.

“Stockholder Representative” has the meaning set forth in the preamble.

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

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“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Written Consent” has the meaning set forth in Section 5.04(a).

ARTICLE II
The Merger

Section 2.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the CCC and DGCL, at the Effective Time, (a) Merger Sub will merge with and into the Company, and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the CCC as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

Section 2.02 Closing. Unless this Agreement is earlier terminated pursuant to Section 9.01, the closing of the Merger (the “Closing”) shall take place as promptly as practicable after the execution and delivery hereof by the parties hereto, and within three (3) Business Days following satisfaction or waiver of the conditions set forth in ARTICLE VIII, remotely by exchange of documents and signatures (or their electronic counterparts), unless the Company and Parent mutually agree upon in writing such other date or place to conduct the Closing (the day on which the Closing takes place being the “Closing Date”).

Section 2.03 Closing Deliverables.

(a) At or prior to the Closing, the Company shall deliver to Parent the following:

(i) resignations of the directors and officers of the Company pursuant to Section 5.06;

(ii) a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied;

(iii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the Stockholders approving the Merger and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

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(iv) a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized;

(v) the AgeX Loan Payoff Statement;

(vi) the Consideration Spreadsheet contemplated in Section 2.16;

(vii) the Dissolution Commencement Confirmation;

(viii) the Services Termination Agreement duly executed;

(ix) the Books and Records of the Company, as well as credit and banking cards, checkbooks and other items as shall be necessary, or as used for, the operation of the business of the Company;

(x) the FIRPTA Statement;

(xi) the CA Certificate of Merger and Statutory Merger Agreement executed by the officers of the Company named therein;

(xii) the DE Certificate of Merger executed by the officer of the Company named therein; and

(xiii) such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b) At or prior to the Closing, Majority Shareholder shall deliver to Parent the following:

(i) a certificate, dated the Closing Date and signed by a duly authorized officer of Majority Shareholder, that each of the conditions set forth in Section 8.02(c) have been satisfied;

(ii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Majority Shareholder certifying that (A) attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Majority Shareholder authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

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(c) At the Closing, Parent shall deliver to the Company (or such other Person as may be specified herein) the following:

(i) a certificate, dated the Closing Date and signed by a director of Parent, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied;

(ii) a certificate of director of Parent and a certificate of the Secretary of Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the respective boards of directors of Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iii) a copy of the CA Certificate of Merger and Statutory Merger Agreement executed by the officers of Merger Sub named therein; and

(iv) such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.04 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause (i) officers’ certificates as provided by Section 1103 of the CCC(the “CA Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of California accompanied by a copy of the Statutory Merger Agreement, in the form attached hereto as EXHIBIT A, duly executed by the Company and Merger Sub in accordance with the relevant provisions of the CCC and shall make all other filings or recordings required under the CCC, and (ii) a Certificate of Merger as provided by Section 252 of the DGCL in substantially the form attached hereto ass EXHIBIT B (the “DE Certificate of Merger”, together with the CA Certificate of Merger, the “Certificates of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware. The Merger shall become effective at such date and time as specified in the Certificates of Merger in accordance with the CCC and DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”). In the event of any conflict between the provisions of this Agreement and the provisions of the Statutory Merger Agreement, the provisions of this Agreement shall control.

Section 2.05 Effects of the Merger. The Merger shall have the effects set forth herein, in the Certificates of Merger, and in the applicable provisions of the CCC and DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

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Section 2.06 Articles of Incorporation; Bylaws.

(a) Unless otherwise determined by Parent prior to the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time as shown in Schedule 1 to Exhibit A hereto,

(b) The bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time.

Section 2.07 Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time, the directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

Section 2.08 Effect of the Merger on Common Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Stockholder:

(a) Each share of common stock of Merger Sub, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each share certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, including AgeX Loan Shares to be issued (all such shares are collectively referred to the “Shares”) (i) shall automatically be converted into the right to receive the Per Share Merger Consideration in cash without interest, pursuant to this Agreement at the respective times and subject to the contingencies specified herein, and (ii) shall otherwise cease to be outstanding, shall be canceled and retired and cease to exist; provided, that Dissenting Shares shall not be so converted or represent the right to receive the foregoing consideration, but the holders of such Dissenting Shares shall be entitled only to such rights as are set forth in Chapter 13 of the CCC.

(c) Each share of Company Capital Stock that is unissued or held by the Company immediately prior to the Effective Time shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made with respect thereto.

Section 2.09 Corporate Actions.

At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions necessary to cause any and all stock option plans of the Company to terminate at or prior to the Effective Time.

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Section 2.10 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.08, Shares held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Shares in accordance with Chapter 13 of the CCC (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, effectively withdraws or otherwise loses such holder’s appraisal rights under the CCC with respect to such Shares) shall not be converted into or represent a right to receive the Merger Consideration for such Shares set forth in this Agreement, but instead shall be entitled to only such rights as are granted by Chapter 13 of the CCC; provided, however, that if, after the Effective Time, such holder fails to perfect, effectively withdraws or loses such holder’s right to appraisal pursuant to Chapter 13 of the CCC or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Chapter 13 of the CCC, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration for such Shares, if any, to which such holder is entitled pursuant to Section 2.08(b) hereof, without interest thereon. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the CCC that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.11 Surrender and Payment.

(a) At the Effective Time, all Shares outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and, subject to Section 2.10, each holder of a certificate formerly representing any Shares (each, a “Certificate”) shall cease to have any rights as a stockholder of the Company.

(b) As promptly as practicable following the date hereof and in any event not later than five (5) Business Days after the execution of this Agreement, the Stockholder Representative shall mail to each holder of the Shares a letter of transmittal in substantially the form attached as EXHIBIT C (a “Letter of Transmittal”) and instructions for use in effecting the surrender of Certificates in exchange for the applicable portion of Merger Consideration pursuant to Section 2.08(b).

(c) At the Closing, Parent shall pay or cause to be paid to each holder of the Shares who has returned to Parent electronically, prior to the Closing, his, her or its fully completed and executed Letter of Transmittal, scanned copy of Certificate(s) (or affidavit of lost Certificate(s)) evidencing ownership of his, her or its Shares and any other customary documents that Parent may reasonably require in connection therewith, a cash amount as provided in Section 2.08(b) with respect to such Certificate(s) so surrendered, and such Certificate(s) shall be deemed cancelled.

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(d) Any Stockholder who has not exchanged Certificates for the Merger Consideration in accordance with this Section 2.11 prior to the Closing shall thereafter look only to Parent for payment of the Merger Consideration. Notwithstanding the foregoing, Parent shall not be liable to any holder of Certificates for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by Stockholders three (3) months after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of or become payable to any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(e) Prior to the Closing, at the request of Parent, any Person receiving a payment hereunder shall deliver or cause to be delivered to the Parent or the Surviving Corporation such properly completed and executed documentation as will enable the Parent or Surviving Corporation to determine whether or not such Person is subject to withholding, backup withholding or information reporting requirements under Applicable Law.

Section 2.12 No Further Ownership Rights in Company Common Stock. All Merger Consideration paid or payable upon the surrender of a Certificate in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate, and from and after the Effective Time, there shall be no further registration of transfers of such Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates, other than Dissenting Shares, are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II and elsewhere in this Agreement.

Section 2.13 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 2.14 Withholding Rights. Each of Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law. To the extent that amounts are so deducted and withheld by Parent, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.15 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, Parent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate as contemplated under this Article II.

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Section 2.16 Consideration Spreadsheet.

(a) At least seven (7) Business Days before the Closing, the Company shall prepare and deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), certified by the Chief Executive Officer of the Company, which shall set forth, as of the Closing Date and immediately prior to the Effective Date, the following:

(i) the names and addresses of all Stockholders and the number of Shares held by each such Stockholder;

(ii) detailed calculations of the Merger Consideration, the number of Shares and Per Share Merger Consideration; and

(iii) each Stockholder’s Pro Rata Share (as a percentage interest and the interest in dollar terms) of the Merger Consideration.

(b) The parties agree that Parent and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments under Article II and Parent and Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in the Consideration Spreadsheet.

ARTICLE III
Representations and warranties of the Company

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Company represents and warrants to Parent that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date.

Section 3.01 Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of California and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

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Section 3.02 Authority; Board Approval.

(a) The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and, subject to, in the case of the consummation of the Merger, approval of this Agreement by the affirmative vote or consent of Stockholders representing at least eighty percent (80%) of the outstanding Shares (“Requisite Company Vote”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement and the Ancillary Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms.

(b) The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Stockholders, (ii) approved and declared advisable the “agreement of merger” contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the CCC, and (ii) directed that the “agreement of merger” contained in this Agreement be submitted to the Stockholders for adoption, and (iv) resolved to recommend that the Stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for approval by written consent of the Stockholders.

Section 3.03 No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws or other organizational documents of the Company (“Company Charter Documents”); (ii) subject to, in the case of the Merger, obtaining the Requisite Company Vote, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (iii) except as set forth in Section 3.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (iv) result in the creation or imposition of any Encumbrance on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of California.

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Section 3.04 Capitalization.

(a) The authorized capital stock of the Company consists of 52,250,000 shares, 50,000,000 of which are designated common stock, and 2,250,000 of which are designated preferred stock. There were 17,428,116 shares of common stock and no shares of preferred stock issued and outstanding as of the close of business on the date of this Agreement.

(b) Section 3.04(b) of the Disclosure Schedules set forth, as of the date hereof, the name of each Person that is the registered owner of any Shares and the number of Shares owned by such Person.

(c) Except for AgeX Loan Shares to be issued upon AgeX Loan Conversion as contemplated by this Agreement, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and (ii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Company Common Stock.

(d) All issued and outstanding shares of Company Common Stock are, and all AgeX Loan Shares, when issued in accordance with the agreement entered into in connection with the AgeX Loan Conversion, will be (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Company Charter Documents or any agreement to which the Company is a party; and (iii) free of any Encumbrances created by the Company in respect thereof. All issued and outstanding shares of Company Common Stock were issued in compliance with applicable Law.

(e) No outstanding Company Common Stock is subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.

(f) All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Company Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

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Section 3.05 Undisclosed Liabilities. Upon consummation of the AgeX Loan Conversion, the Company shall have no outstanding obligations toward AgeX or any other liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise not included in liabilities on the Balance Sheet (“Liabilities”), except (a) obligations to Yeda Research and Development Company Limited under the Research and License Agreement, as amended, (b) obligations under customer subscriptions and advertising agreements, and (c) obligations arising in the ordinary course of business consistent with past practice since the date of the Balance Sheet.

Section 3.06 Absence of Certain Changes, Events and Conditions. Since February 1, 2021 (the “Term Sheet Date”), and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the charter, by-laws or other organizational documents of the Company;

(c) split, combination or reclassification of any shares of its capital stock;

(d) issuance, sale or other disposition of any of its capital stock (other than AgeX Loan Shares issued in connection with AgeX Loan Conversion as contemplated by this Agreement) or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f) material change in any method of accounting or accounting practice of the Company, except as required by GAAP;

(g) material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into any Contract that would constitute a Material Contract;

(i) incurrence, assumption, repayment or guarantee of any indebtedness for borrowed money except AgeX Repayment and operating expenses incurred in the ordinary course of business consistent with past practice;

(j) payout or withdrawals in any form made out of the Company’s account to AgeX, on AgeX’s behalf, or for any right or economic benefit of AgeX, except for AgeX Repayment;

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(k) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any entitlements of the Company;

(l) transfer or assignment of or grant of any license or sublicense under or with respect to any material Company Intellectual Property or Company IP Agreements except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice;

(m) abandonment or lapse of or failure to maintain in full force and effect any material Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any material Trade Secrets included in the Company Intellectual Property;

(n) material damage, destruction or loss (whether or not covered by insurance) to its property;

(o) any capital investment in, or any loan to, any other Person;

(p) acceleration, termination, material modification to or cancellation of any Material Contract ;

(q) any material capital expenditures;

(r) imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(s) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(t) hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(u) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, or (ii) benefit plan;

(v) entry into any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its Stockholders or current or former directors, officers and employees;

(w) entry into a new line of business or abandonment or discontinuance of existing lines of business;

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(x) except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(y) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000 individually (in the case of a lease, per annum) or $10,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(z) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(aa) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent in respect of any Post-Closing Tax Period; or

(bb) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.07 Material Contracts.

(a) The Company has provided to Parent each of the following Contracts of the Company that are in effect as of the date of this Agreement (“Material Contracts”):

(i) each Contract of the Company involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii) all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all Company IP Agreements other than confidentiality agreements, employee assignments of Intellectual Property, implied licenses, and/or non-exclusive end-user licenses granted to the Company for mass marketed Software;

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(vi) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vii) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than 90 day’ notice;

(viii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(ix) all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);

(x) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xi) any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xii) all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xiii) any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.07.

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.

Section 3.08 Intellectual Property.

(a) Section 3.08(a) of the Disclosure Schedules contains a correct, current, and complete list of: (i) all Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status and (ii) all unregistered Trademarks included in the Company Intellectual Property; and (iii) all proprietary Software of the Company; and (iv) all other Company Intellectual Property used or held for use in the Company’s business as currently conducted and as proposed to be conducted.

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(b) Section 3.08(b) of the Disclosure Schedules contains a correct, current and complete list of all Company IP Agreements (other than confidentiality agreements, employee assignments of Intellectual Property, implied licenses, and/or non-exclusive end-user licenses granted to the Company for mass marketed Software), specifying for each the date, title and parties thereto, and separately identifying the Company IP Agreements: (i) under which the Company is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; (ii) under which the Company is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Company’s ownership or use of Intellectual Property, in each case identifying the Intellectual Property covered by such Company IP Agreement. The Company has provided Parent with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c) Except as set forth in Section 3.08(c) of the Disclosure Schedules, the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as currently conducted and as proposed to be conducted, in each case, free and clear of Encumbrances. The Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Company whereby such employee or independent contractor (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. The Company has provided Parent with true and complete copies of all such Contracts. All assignments and other instruments necessary to establish, record, and perfect the Company’s ownership interest in the Company IP Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

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(d) Subject to obtaining any consent required under the terms of any agreement permitting the Company to use or commercialize Licensed Intellectual Property, including but not limited to a consent under the Research and License Agreement, either the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s right to own or use any Company Intellectual Property or Licensed Intellectual Property.

(e) All of the Company Intellectual Property and, to the Company’s Knowledge, Licensed Intellectual Property are valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property and Licensed Intellectual Property and to preserve the confidentiality of any Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements; provided, that this paragraph shall not be deemed a representation or warranty that any Company Intellectual Property includes any Trade Secrets. All required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. The Company has provided Parent with true and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Company IP Registrations.

(f) To the Company’s Knowledge, the conduct of the Company’s business as currently and formerly conducted and as proposed to be conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of the Company have not infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.

(g) There are no Actions (including any opposition, cancellation, revocation, review or other proceeding), whether settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or Licensed Intellectual Property or the Company’s right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property; or (iii) by the Company or, to the Company’s Knowledge, by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation or other violation by any Person of the Company Intellectual Property or such Licensed Intellectual Property. The Company is not aware of any facts or circumstances that could reasonably be expected to give rise to such Action. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property or Licensed Intellectual Property.

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(h) The Company has provided Parent with a complete list of all social media accounts used in the Company’s business. The Company has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, whether settled, pending, or threatened, alleging any (A) breach or other violation of any Platform Agreement by the Company; or (B) defamation, violation of publicity rights of any Person, or any other violation by the Company in connection with its use of social media.

(i) All Company IT Systems are in good working condition and are sufficient for the operation of the Company’s business as currently conducted and as proposed to be conducted. In the past three (3) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in a material disruption or damage to the business of the Company and that has not been remedied. The Company has taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

(j) The Company has complied with all applicable Laws and applicable publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s business. In the past three (3) years, to the Company’s Knowledge, the Company has not (i) experienced any actual or alleged data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any written notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to the Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

Section 3.09 Customers and Suppliers.

(a) The Company has provided Parent with information and documentation relating to (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $10,000 for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 3.09(a) of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

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(b) The Company has provided Parent with information and documentation relating to (i) each supplier, other than AgeX, to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $10,000 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 3.09(b) of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.10 Taxes. Except as set forth in Section 3.10 of the Disclosure Schedules:

(a) All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owed by the Company, if any, have been timely paid.

(b) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e) Section 3.10(e) of the Disclosure Schedules sets forth:

(i) the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii) those years for which examinations by the taxing authorities have been completed; and

(iii) those taxable years for which examinations by taxing authorities are presently being conducted.

(f) All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(g) The Company is not a party to any Action by any taxing authority. There are no pending or, to the Company’s knowledge, threatened Actions by any taxing authority.

(h) The Company has delivered to Parent copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2018.

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(i) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(j) The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(k) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(l) The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(m) The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii) an installment sale or open transaction occurring on or prior to the Closing Date;

(iii) a prepaid amount received on or before the Closing Date;

(iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v) any election under Section 108(i) of the Code.

(n) The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(o) The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(p) The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

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(q) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(r) Section 3.10(r) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

Section 3.11 Related Party Transactions. Except as set forth in Section 3.11 of the Disclosure Schedules, no executive officer or director of the Company or any person owning 5% or more of the Shares (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract (excluding employment agreements) with or binding upon the Company or any of its assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 3.12 Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Parent pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

Representations and warranties of parent and merger sub

Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Parent and Merger Sub. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Parent and Merger Sub has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and any Ancillary Document to which they are a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms. When each Ancillary Document to which Parent or Merger Sub is or will be a party has been duly executed and delivered by Parent or Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Parent or Merger Sub enforceable against it in accordance with its terms.

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Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Parent or Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Merger Sub; or (c) require the consent, notice or other action by any Person under any Contract to which Parent or Merger Sub is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of California.

Section 4.03 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 4.04 Sufficiency of Funds. Parent has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement and such payment shall not render Parent insolvent or otherwise unable to meet its financial obligations as they come due.

ARTICLE V
Covenants OF COMPANY

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing, the Company shall:

(a) preserve and maintain all of its Permits;

(b) subject to Section 3.06, pay its debts, Taxes and other obligations incurred in the ordinary course of business consistent with past practices when due;

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(c) maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) defend and protect its properties and assets from infringement or usurpation;

(f) perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g) maintain its books and records in accordance with past practice;

(h) comply in all material respects with all applicable Laws; and

(i) not take or permit any action that would cause any of the changes, events or conditions described in Section 3.06 to occur.

Section 5.02 Access to Information.

From the date hereof until the Closing, the Company shall (a) afford Parent and its Representatives full and free access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Parent and its Representatives with such financial, operating and other data and information related to the Company as Parent or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company to cooperate with Parent in its investigation of the Company. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement.

Section 5.03 No Solicitation of Other Bids.

(a) Except as provided in Section 5.03(c), the Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate, or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (x) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (y) the issuance or acquisition of shares of capital stock or other equity securities of the Company (other than the AgeX Loan Conversion); or (z) the sale, lease, exchange, exclusive licensing or other disposition of any significant portion of the Company’s properties or assets

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(b) In addition to the other obligations under this Section 5.03, the Company shall promptly (and in any event within twenty-four (24) hours after receipt thereof by the Company or its Representatives) advise Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions and subsequent amendments of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same, and thereafter shall keep Parent informed of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

(c) From the date of execution of this Agreement and prior to the receipt of the Written Consent, if and only if (i) the Company or its Representatives receive an unsolicited bona fide Acquisition Proposal that the Company Board determines in good faith, after receiving advice from its outside legal counsel and financial advisors, would be more favorable to the Stockholders than the Merger (the “Superior Proposal”), (ii) the Company Board concludes in good faith, after receiving advice from its outside legal counsel and financial advisors, that the failure to take such action with respect to such Acquisition Proposal would reasonably be likely to result in a breach of the Company Board’s fiduciary obligations to the Stockholders under California law and (iii) such Acquisition Proposal was not solicited in material breach of Section 5.03(a), then the Company may take the following actions: (x) furnish information to the third party making such Superior Proposal (a “Superior Proposal Offeror”), provided that (A) the Company receives from the Superior Proposal Offeror an executed confidentiality agreement (the confidentiality terms of which are no less favorable to the Company than those contained in the Term Sheet), (B) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and may not restrict the Company in any way from complying with this Agreement, including prohibiting the Company from providing information or written materials to Parent and (C) all such information has previously been provided to Parent or is provided to Parent concurrently with the time it is provided to such Person; and (y) engage in discussions or negotiations with the Superior Proposal Offeror with respect to the Superior Proposal, provided that the Company shall comply with the obligations set forth in Section 5.03(b).

(d) Notwithstanding the provisions of Section 5.03(c), no later than three (3) Business Days before the Company intends to accept a Superior Proposal (“Matching Period”), it shall notify Parent its intent to do so. Within such Matching Period, Parent shall be entitled to deliver to the Company one or more counter proposals to match such Superior Proposal (the “Matching Proposal”). If Parent submits a Matching Proposal, the Company shall negotiate in good faith and consummate the transactions with Parent or any of its Affiliates in accordance with the terms set forth in the Matching Proposal. The Company may not accept a Superior Proposal and/or terminate this Agreement unless it has complied with this Section 5.03(d) and Parent has declined or failed to deliver a Matching Proposal within the Matching Period.

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(e) The Company agrees that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent

Section 5.04 Stockholders Consent.

(a) The Company shall use its reasonable best efforts to solicit, as soon as practicable and not later than twenty-four (24) hours following the execution and delivery of this Agreement, the Requisite Company Vote pursuant to fully executed written consents from the Stockholder(s) (the “Written Consent”). The materials submitted to the Stockholders in connection with the Written Consent shall include the Company Board Recommendation. Promptly following receipt of the Written Consent, the Company shall deliver a copy of such Written Consent to Parent.

(b) Promptly following, but in no event later than three (3) Business Days after, receipt of the Written Consent, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every Stockholder that did not execute the Written Consent. The Stockholder Notice shall (i) provide the Stockholders to whom it is sent with notice of the actions taken in the Written Consent, including the approval and adoption of this Agreement, of the Statutory Merger Agreement, the Merger and the other transactions contemplated hereby and (ii) notify such Stockholders of their dissent and appraisal rights pursuant to Chapter 13 of the CCC. The Stockholder Notice shall include all such information as required by the CCC and as Parent shall reasonably request, and shall be sufficient in form and substance to start the period during which a Stockholder must demand appraisal of such Stockholder’s Common Stock as contemplated by Chapter 13 of the CCC. All materials submitted to the Stockholders in accordance with this Section 5.04(b) shall be subject to Parent’s advance review and reasonable approval.

Section 5.05 Notice of Certain Events.

(a) From the date hereof until the Closing, the Company shall promptly notify Parent in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

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(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company that relates to the consummation of the transactions contemplated by this Agreement.

(b) Parent’s receipt of information pursuant to this Section 5.05 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement (including Section 9.02 and Section 10.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.06 Resignations. The Company shall request and if received shall deliver to Parent written resignations, effective as of the Closing Date, of the officers and directors of the Company at least three (3) Business Days prior to the Closing.

Section 5.07 Governmental Approvals and Consents.

(a) The Company, Parent and Merger Sub shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. The Company, Parent and Merger Sub shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Company, Parent and Merger Sub shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) The Company shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.03 of the Disclosure Schedules; provided, however, that any fee or other payment required by any third party for any such consent, including but not limited to any consent pursuant to the Research and License Agreement, shall be paid by Parent or Merger Sub and not by the Company; provided, further, that if Parent and Merger Sub decline to pay such fee or other payment Parent and Merger Sub may either waive the requirement or condition that such consent be obtained or may terminate this Agreement without further liability or obligation of Parent, Merger Sub, Company or AgeX hereunder.

(c) Without limiting the generality of the undertakings pursuant to subsections (a) and (b) above, Company, Parent and Merger Sub shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

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(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of Company, Parent and Merger Sub before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Company and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to such other parties in advance of any filing, submission or attendance, it being the intent that Company, Parent and Merger Sub will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. The Company, Parent and Merger Sub shall give notice to each other with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e) Notwithstanding the foregoing, nothing in this Section 5.07 shall require, or be construed to require, Parent or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.08 Closing Conditions From the date hereof until the Closing, Company, Parent and Merger Sub shall use best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VIII hereof.

Section 5.09 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

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Section 5.10 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE VI
CoVENANTS OF MAJORITY SHAREHOLDER

Section 6.01 No Solicitation of Other Bids.

(a) The Majority Shareholder covenants and agrees that it (A) shall not and shall not authorize or permit any of its Representatives to, directly or indirectly; and (B) shall not authorize or permit any of its Affiliates or any of their Representatives (except as provided in Section 5.03(c) when such Affiliate is the Company) to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Majority Shareholder shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange, exclusive licensing or other disposition of any significant portion of the Company’s properties or assets.

(b) In addition to the other obligations under this Section 6.01, the Majority Shareholder shall promptly (and in any event within three (3) Business Days after receipt thereof by the Majority Shareholder or its Representatives) advise Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) The Majority Shareholder agrees that the rights and remedies for noncompliance with this Section 6.01 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

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Section 6.02 No Payout or Withdrawal. The Majority Shareholder covenants and agrees that it shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) cause any dividend or other distribution, any payout, or any repayment of outstanding indebtedness or other obligations except for the AgeX Repayment to be made by or out of the Company or (ii) make or cause to be made any withdrawal in whatever form out of the Company’s account, and in each of (i) and (ii), either on the Majority Shareholder’s behalf, or for any right or economic benefit of the Majority Shareholder.

Section 6.03 No Further Obligations. The Majority Shareholder covenants and agrees that it shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, cause the Company to incur any additional obligations or Indebtedness other than the operating expenses to be incurred in the Company’s ordinary course of business consistent with past practice.

Section 6.04 Transfer of Properties and Records. The Majority Shareholder acknowledges that it owns or holds certain Books and Records and other properties of the Company and properties that are primarily used, held for use or intended to be used primarily in or for the Business as currently conducted by the Company (such Books and Records and properties, collectively, “Business Properties”), including but not limited to, financial, accounting, legal and other records. The Majority Shareholder covenants and agrees that it shall transfer to the Company or Parent any and all Business Properties owned or held by the Majority Shareholder on or prior to the Closing.

Section 6.05 Transition Assistance. The Majority Shareholder covenants and agrees that before and after the Closing, it shall provide the Company, Parent, and/or the Surviving Corporation, upon request, with up to eight (8) hours of assistance by accounting and administrative personnel free of charge for the transition of Company bank accounts, filings with the State of California or other states in the United States necessary to consummate the Merger, and response to the Company’s, Parent’s and/or the Surviving Corporation’s questions regarding Company accounting records.

Section 6.06 Non-Compete and Non-Solicitation. The Majority Shareholder covenants and agrees that for a period of one (1) year following the Closing, it shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) engage in any business, sell any products, or render any services that directly or indirectly compete with the Business conducted by the Company as of the Closing; provided, however, that the foregoing shall not be deemed to prohibit the Majority Shareholder from acquiring, solely as a financial investment, shares of capital stock of any entity with a class of equity securities traded on a national securities exchange or for which prices are quoted on the OTC Bulletin Board or any similar stock price quotation system or service; (ii) induce, solicit or otherwise cause any Client to cease being a Client of the Surviving Corporation, or divert any business from the Surviving Corporation, or disrupt or interfere with the contractual or business relationship between the Surviving Corporation, on the one hand, and any Client or other business associates (including the suppliers, distributors and partners) of the Surviving Corporation, on the other hand; or (iii) solicit, recruit, or encourage any employee, consultant, independent contractor, partner, or agent (collectively, “Service Providers”) to leave the Surviving Corporation’s employment or service, or interfere in any way with the relationship between any Service Provider and the Surviving Corporation.

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Section 6.07 Closing Conditions. From the date hereof until the Closing, the Majority Shareholder shall use best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Section 8.01(a), Section 8.02(c), Section 8.02(f) and Section 8.02(g) hereof.

ARTICLE VII
Tax matters

Section 7.01 Tax Covenants.

(a) Without the prior written consent of Parent, prior to the Closing, the Company, its Representatives and the Stockholders shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent or the Surviving Corporation.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be equally borne and paid by Parent and AgeX when due.

Section 7.02 Israeli Tax. The Parties acknowledge and agree that any Tax obligation, including such in form of penalty, late fee, interest or fine , that is asserted by the State of Israel against the Company with respect to or arising from its ownership of Israeli Sub or the dissolution of Israeli Sub shall be a remaining obligation of the Company after the Closing, subject to the right of the Company or its successor after the Merger to contest any such liability with the Israeli Tax Authority.

Section 7.03 Tax Returns. Majority Shareholder, at its sole cost and expense, shall prepare and timely file, or cause to be prepared and timely filed, all U.S. Tax Returns and pay all U.S. Taxes of, or with respect to, the Company for any taxable period that begins before the Closing Date and ends on or before the Closing Date (whether due on, before, or after the Closing Date). All such Tax Returns shall be prepared on a basis consistent with current practices, procedures, and accounting methods of Majority Shareholder and the Company. Parent, at its sole cost and expense, shall prepare and timely file, or cause to be prepared and timely filed, all U.S. Tax Returns and pay all U.S. Taxes of, or with respect to, the Company for any taxable period that begins after the Closing Date.

Section 7.04 Cooperation and Exchange of Information. The Stockholder Representative, the Company and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this ARTICLE VII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Stockholder Representative, the Company and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Stockholder Representative, the Company or Parent (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

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Section 7.05 FIRPTA Statement. On the Closing Date, the Company shall deliver to Parent a certificate, dated as of the Closing Date, certifying to the effect that no interest in the Company is a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-3(c)) (the “FIPRTA Statement”).

Section 7.06 Section 338(h)(10) Election.

(a) At the sole discretion and request of Parent, Majority Shareholder and Parent shall make a joint election for the Company under Section 338(h)(10) of the Code and under similar provisions of state or local law with respect to the purchase of the Shares (collectively, the “Section 338(h)(10) Elections”). Parent shall make any such request (the “Section 338(h)(10) Request”) by formal written notice to Majority Shareholder at least fifteen (15) days prior to the date that the related IRS Form 8023 is required to be filed with the IRS. Majority Shareholder shall deliver a completed and executed copy of IRS Form 8023, required schedules thereto, and any similar state and foreign forms within five (5) days of receipt of the Section 338(h)(10) Request from Parent.

(b) Parent and Majority Shareholder shall file all Tax Returns in a manner consistent with the Section 338(h)(10) Election and the allocation of the purchase price agreed upon by Parent and Majority Shareholder, and will not take any position contrary thereto. Majority Shareholder shall include any income, gain, loss, deduction or other Tax item resulting from the Section 338(h)(10) Election on its Tax Returns to the extent required by applicable law and shall bear the burden for the payment of any Taxes imposed on the Company by reason of the 338(h)(10) Election in accordance with appliable law.

ARTICLE VIII
Conditions to closing

Section 8.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) This Agreement shall have been duly adopted by the Requisite Company Vote;

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(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof; and

(c) The Company shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.03 and Parent shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02, in each case, in form and substance reasonably satisfactory to Parent and the Company, and no such consent, authorization, order and approval shall have been revoked.

Section 8.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of the Company contained in Section 3.01, Section 3.02(a) and Section 3.04, the representations and warranties of the Company contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Company contained in Section 3.01, Section 3.02(a) and Section 3.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);

(b) The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date;

(c) The Majority Shareholder shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date;

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(d) No Action shall have been commenced against Parent, Merger Sub or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby;

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect;

(f) If, and only if, all other conditions as set forth in this Section 8.02 have been satisfied, immediately prior to the Closing, the Company shall make a repayment of the Indebtedness to AgeX in the amount of $250,000 (the “AgeX Repayment”). Concurrently with this AgeX Repayment, AgeX shall convert any and all outstanding Indebtedness owed by the Company to AgeX as of the Closing Date (including all principal and accrued interest) into a number of Shares (the “AgeX Loan Shares”) (such conversion is referred to as the “AgeX Loan Conversion”) at a conversion price of $0.0541 per share. Upon such conversion, AgeX shall execute and deliver to Parent a statement, confirming that all outstanding Indebtedness owed by the Company to AgeX has been cancelled, all obligations thereunder have been paid in full, and all liens, if any, securing the Company’s obligations thereunder have been released (the “AgeX Loan Payoff Statement”). The Company Charter Document shall be amended, if applicable, to increase the authorized number of Shares of the Company to an amount sufficient to permit the Company to issue the AgeX Loan Shares;

(g) The Majority Shareholder shall have settled all outstanding legal bills owed to Thompson, Welch, Soroko & Gilbert LLP, including those that are incurred in connection with the transactions contemplated by this Agreement;

(h) All documents provided to the Company by Mor & Gold, the Israeli law firm handling the dissolution of the Israeli Sub, shall have been signed and returned to Mor & Gold, and Mor & Gold shall have confirmed that the dissolution process has commenced (the “Dissolution Commencement Confirmation”). For the avoidance of doubt, the Company shall not be obligated to complete the dissolution of the Israeli Sub before the Closing if a tax obligation to the State of Israel is required to be discharged as a condition to the dissolution;

(i) A termination has been executed by and among AgeX, Lineage and the Company, terminating any service and cost sharing agreements among AgeX, Lineage and the Company, including but not limited to, that certain LifeMap Services Agreement entered into on November 8, 2017 by and among the Company, Lineage and AgeX (the “Services Agreement”), and discharging and releasing the Company from any past or future obligations thereunder, including but not limited to, any fees that have incurred but not been paid under the Services Agreement (the “Services Termination Agreement”);

and

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(j) The Company shall have delivered each of the closing deliverables set forth in Section 2.03(a); provided that the closing deliverable set forth under Section 2.03(a)(xii) may be delivered by the Majority Shareholder pursuant to Section 6.04 hereof.

Section 8.03 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Parent and Merger Sub contained in Section 4.01, the representations and warranties of Parent and Merger Sub contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Parent and Merger Sub contained in Section 4.01shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date;

(b) Parent and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date;

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby; and

(d) Parent shall have delivered each of the closing deliverables set forth in Section 2.03(c).

ARTICLE IX
Termination

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Company and Parent;

(b) by Parent by written notice to the Company if:

(i) neither Parent nor Merger Sub is then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by the Company within seven (7) days of the Company’s receipt of written notice of such breach from Parent; or

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(ii) any of the conditions set forth in Section 8.01 or Section 8.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by March 15, 2021, unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by the Company by written notice to Parent if:

(i) the Company is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Parent or Merger Sub within ten (10) days of Parent’s or Merger Sub’s receipt of written notice of such breach from the Company; or

(ii) any of the conditions set forth in Section 8.01 or Section 8.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by March 15 2021, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Parent or the Company if:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(ii) if within twenty-four (24) hours following the execution and delivery of this Agreement by all of the parties hereto, the Company shall not have delivered to Parent a copy of the executed Written Consent evidencing receipt of the Requisite Company Vote.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Section 9.02 and Section 5.02(b) hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

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ARTICLE X
Miscellaneous

Section 10.01 Stockholder Representative.

(a) By approving this Agreement and the transactions contemplated hereby or by executing and delivering a Letter of Transmittal, each Stockholder shall have irrevocably authorized and appointed Stockholder Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and to take any and all actions and make any decisions required or permitted to be taken by Stockholder Representative pursuant to this Agreement, including the exercise of the power to:

(i) give and receive notices and communications;

(ii) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document;

(iii) make all elections or decisions contemplated by this Agreement and any Ancillary Document;

(iv) engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Stockholder Representative in complying with its duties and obligations; and

(v) take all actions necessary or appropriate in the good faith judgment of Stockholder Representative for the accomplishment of the foregoing.

Parent shall be entitled to deal exclusively with Stockholder Representative on all matters relating to this Agreement (including Article VIII) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder by Stockholder Representative, and on any other action taken or purported to be taken on behalf of any Stockholder by Stockholder Representative, as being fully binding upon such Person. Notices or communications to or from Stockholder Representative shall constitute notice to or from each of the Stockholders. Any decision or action by Stockholder Representative hereunder, including any agreement between Stockholder Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Stockholders and shall be final, binding and conclusive upon each such Person. No Stockholder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or Stockholders, or by operation of Law.

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(b) The Stockholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Stockholders according to each Stockholder’s Pro Rata Share (the “Majority Holders”); provided, however, in no event shall Stockholder Representative resign or be removed without the Majority Holders having first appointed a new Stockholder Representative who shall assume such duties immediately upon the resignation or removal of Stockholder Representative. In the event of the death, incapacity, resignation or removal of Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Parent, Merger Sub and the Surviving Corporation shall be entitled to rely on the decisions and actions of the prior Stockholder Representative as described in Section 10.01(a) above.

Section 10.02 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.03 Confidentiality. The parties to this Agreement agree to keep all information and materials received in connection with the Merger in confidence and to protect such information in the same manner each party protects its own confidential information, and to return or destroy all information and material, including all copies, received from a party in conjunction with the Merger upon request; provided that a party may disclose such information and documents concerning the Merger (a) to its shareholders and advisors subject to confidentiality obligations to the extent necessary for the evaluation and negotiation of the transactions contemplated herein or (b) as its legal counsel may advise, as may be required by applicable law, rule or regulation, or by the rules of any stock exchange on which the common stock of such party is listed.

Section 10.04 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.04):

If to the Company:	1101 Marina Village Parkway, Suite 201 Alameda, CA 94501 E-mail: Attention: Yaron Guan Golan, Chief Executive Officer

If to Parent or Merger Sub:	340 S Lemon Ave #4293, Walnut, CA 91789 E-mail: Attention: Jin Bo Cao, Director

With a copy to: VCL Law LLP 1945 Old Gallows Road, Suite 630 Vienna, VA 22182 E-mail: Attention: Bin Hu Karg, Esq.

If to AgeX:	1101 Marina Village Parkway, Suite 201 Alameda, CA 94501 E-mail: Attention: Andrea Park, Chief Financial Officer

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Section 10.05 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.06 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.07 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.08 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.09 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of each other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.10 No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.11 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent, Merger Sub and the Company, and Majority Shareholder in the case of any amendment of ARTICLE II, VI, VII or ARTICLE VIII, at any time prior to the Effective Time; provided, however, that after the Requisite Company Vote is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Stockholders, without the receipt of such further approvals. Any failure of Parent or Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company (with respect to any failure by Parent or Merger Sub) or by Parent or Merger Sub (with respect to any failure by the Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

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Section 10.12 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction).

(b) ANY LAWSUIT, ACTION, OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE COURTS OF THE STATE OF CALIFORNIA IN EACH CASE LOCATED IN THE CITY AND COUNTY OF SAN FRANCISCO, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Any and all lawsuits, actions, and proceedings shall be heard by a referee and resolved by judicial reference pursuant to California Code of Civil Procedure Sections 638 et seq. The referee shall be a retired California state court judge. The parties shall not seek to appoint a referee that may be disqualified pursuant to California Code of Civil Procedure Section 641 or 641.2 without the prior written consent of all parties. If the parties are unable to agree upon a referee within ten (10) calendar days after one party serves a written notice of intent for judicial reference upon the other party, then the referee will be selected by the court in accordance with California Code of Civil Procedure Section 640(b). The referee shall render a written statement of decision and shall conduct the proceedings in accordance with the California Code of Civil Procedure, the Rules of Court, and California Evidence Code, except as otherwise specifically agreed by the parties and approved by the referee. The referee’s statement of decision shall set forth findings of fact and conclusions of law. The decision of the referee shall be entered as a judgment in the court in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645. The decision of the referee shall be appealable to the same extent and in the same manner that such decision would be appealable if rendered by a judge of the superior court.

Section 10.13 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY
LifeMap Sciences, Inc.,
a California corporation

By	/s/Yaron Guan Golan
Name:	Yaron Guan Golan
Title:	Chief Executive Officer and Secretary

[Signature Page to Plan and Agreement of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT

Atlas Capital Partners Limited,
a British Virgin Islands company limited by shares

By	/s/Jin Bo Cao
Name:	Jin Bo Cao
Title:	Director

MERGER SUB
GCLMS Acquisition Corporation,
a Delaware corporation

By	/s/Yaron Guan Golan
Name:	Yaron Guan Golan
Title:	President and Secretary

[Signature Page to Plan and Agreement of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AGEX THERAPEUTICS INC.,
a Delaware corporation,

in its capacity as Stockholder Representative, and in its capacity as Majority Shareholder with respect to Articles II, VI, VII and VIII

By	/s/Michael D. West
Name:	Michael D. West
Title:	Chief Executive Officer

[Signature Page to Plan and Agreement of Merger]